Exhibit 3.9.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

NEXT DAY GOURMET, LLC

The undersigned, desiring to amend the Certificate of Formation of Next Day Gourmet, LLC, pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

FIRST:         The name of the limited liability company is:

Next Day Gourmet, LLC

SECOND:    The article numbered “FIRST” of the Certificate of Formation of the Company shall be amended as follows:

“FIRST: The name of the LLC formed hereby is:

        “US Foods Culinary Equipment & Supplies, LLC”

THIRD:       This name change amendment to the Certificate of Formation shall be effective on November 4, 2011.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Formation on this 4th day of November, 2011.

NEXT DAY GOURMET, LLC

By:	/s/ Juliette W. Pryer
Juliette W. Pryer
Executive Vice President